Exhibit 99.2

120 Vantis #300 Aliso Viejo, CA 92656

July 5th, 2023

Randy Wyner

SCCC GROUP SERVICES, INC.

3505 Cadillac Ave. Unit M104

Costa Mesa, Orange Cty., CA 92626

Dear Sir:

Re: Letter of Intent - Rodedawg Intl. Ind., Inc. and Randy Wyner and SCCC Group Services, Inc.

This letter, when countersigned by you, will serve to confirm the preliminary agreement (the “Agreement”') between Rodedawg Intl. Ind., Inc. (“Rodedawg”) and Randy Wyner on Behalf of SCCC Group Services, Inc. (“SCCC Group Services, Inc.”') and to serve as a basis for a more formal agreement that will contain additional material terms and conditions that are consistent with the terms of this Agreement.

The terms and conditions of our Agreement are as follows:

1.	SCCC Group Services, Inc. is the owner of a majority interest and controlling voting rights in SCCC Group Services, Inc. SCCC Group Services, Inc. is a cannabis distributor, manufacturer, and delivery service based in Orange County, California and owns and operates equipment, brands, trademarks, and intellectual property (the “Assets”) and has full right and authority to enter into this Agreement to effect the transactions that are contemplated in this Agreement.

2.	Randy Wyner and SCCC Group Services , Inc. hereby agrees to sell 15% interest of Cannabis - Microbusiness License C12-0000538-LIC to be acquired by Rodedawg for $75,000 USO. See Exhibit A

3.	Randy Wyner will be offered a Board Seat for Rodedawg and will be compensated 2,000,000 Common Shares

4.	With Rodedawg being a publicly traded company, the Company will allow Rodedawg's auditor to conduct an annual audit of its finances, as well as quarterly reviews.

5.	Long Form agreement to include performance agreements for both Rodedawg and SCCC Group Services, Inc. companies and management.

If this letter of intent properly reflects our discussions to date, please indicate by signing in the space provided below and returning a copy to us.

Yours truly,

RODEDAWG INTL. IND. INC..

Per:

Chris Swartz

CEO

Rodedawg Intl. Inc., Inc.

Agreed and accepted by:

/s/ Randy Wyner

SCCC Group Services, Inc.

7/6/2023